April 12, 2012

Board of Trustees

Power REIT

55 Edison Avenue

West Babylon, NY  11704

Ladies and Gentlemen:

We have acted as special counsel to Power REIT, a Maryland real estate investment trust (the “Company”) in connection with certain matters arising out of the registration of the following securities (collectively, the “Securities”): (i) shares of common shares of beneficial interest, $0.001 par value per share, of the Company (“Common Shares”); (ii) preferred shares of beneficial interest of the Company (“Preferred Shares”); (iii) rights to purchase Common Shares, Preferred Shares, or Units (as defined below) (“Rights”); (iv) warrants to purchase Common Shares, Preferred Shares, or Units (as defined below) (“Warrants”); and (v) units comprised of one or more Common Shares, Preferred Shares, Rights or Warrants, in any combination (“Units”), at an initial aggregate offering price which will not exceed $100,000,000, covered by the Company’s Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), filed by the Company on the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

For purposes of this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including, without limitation the following (collectively, the “Documents”).

1.  The Registration Statement and the related form of prospectus (the “Prospectus”) included therein in the form in which it was transmitted to the Commission under the Act;

2.  The Declaration of Trust of the Company, certified by the State Department of Assessments and Taxation of Maryland;

3.  The Declaration of Trust of Pittsburgh & West Virginia Railroad (the “Subsidiary”), certified by the Department of State of the Commonwealth of Pennsylvania;

4.  A certificate executed by an officer of each of the Company and the Subsidiary, dated as of the date hereof (the “Officer Certificate”); and

5.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. During their taxable years ending December 31, 2012, and future taxable years, the Company and the Subsidiary will operate in a manner that will make the factual representations contained in the Certificate , true for such years;

6. The Company will not make any amendments to its organizational documents or the organizational documents of the Subsidiary after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

7. No action will be taken by the Company or the Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In expressing the opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof (collectively, the “Tax Laws”).  It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, letter of transmittal and consent or such other document on which we relied, could affect our conclusions herein.  Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Based upon, subject to and limited by the foregoing, we hereby confirm that the discussion with respect to Tax Laws matters contained in the Prospectus under the heading “Material United States Federal Income Tax Considerations” represent our opinions on the subject matter thereof.

The opinion expressed herein is limited to the U.S. federal income tax matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Except as described in the next paragraph,  this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and (ii) the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Leech Tishman Fuscaldo & Lampl LLC